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|          FORM 3           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
                                                                                                       | OMB Number:     3235-0104 |
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         | Expires: January 31, 2005 |
                                                                                                       | Estimated average burden  |
                                     Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
                                      Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
                                             Company Act of 1935 or Section 30(h) of the
(Print or Type Responses)                          Investment Company Act of 1940
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| 1. Name and Address of             | 2. Date of Event     | 4. Issuer Name and Ticker or           | 6. If Amendment,            |
|    Reporting Person*               |    Requiring         |    Trading Symbol                      |    Date of Original         |
|                                    |    Statement         |  American Mortgage Acceptance Company  |    (Month/Day/Year)         |
|    Rothstein Stuart                |    (Month/Day/Year)  ------------------------------------------                             |
|                                    |                      | 5. Relationship of Reporting Person(s) |                             |
--------------------------------------       9/03/02        |     to Issuer (Check all applicable)   -------------------------------
|   (Last)    (First)    (Middle)    ------------------------                                        | 7. Individual or            |
|                                    | 3. IRS               |    |_| Director        |_| 10% Owner   |    Joint/Group Filing       |
|c/o Related Capital Company         |    Identification    |                                        |    (Check Applicable Line)  |
|625 Madison Avenue                  |    Number of         |    |X| Officer         |_| Other       |                             |
--------------------------------------    Reporting Person, |        (give               (specify    | |X| Form filed by           |
|             (Street)               |    if an entity      |         title               below)     |     One Reporting Person    |
|                                    |    (voluntary)       |         below)                         |                             |
|New York, New York  10022           |                      |Executive Vice President and Chief      | |_| Form filed by More than |
|                                    |                      |Financial Officer                       |     One Reporting Person    |
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|   (City)    (State)    (Zip)       |                    Table I -- Non-Derivative Securities Beneficially Owned                  |
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| 1. Title of Security                           | 2. Amount of Securities | 3. Ownership Form: | 4. Nature of Indirect Beneficial |
|    (Instr. 4)                                  |    Beneficially Owned   |    Direct (D) or   |    Ownership (Instr. 5)          |
|                                                |    (Instr. 4)           |    Indirect (I)    |                                  |
|                                                |                         |    (Instr. 5)      |                                  |
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|    None                                        |                         |                    |                                  |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

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| FORM 3 (continued)                         Table II -- Derivative Securities Beneficially Owned                                  |
|                                       (e.g., puts, calls, warrants, options, convertible securities)                             |
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| 1. Title of          | 2. Date Exercisable    | 3. Title and Amount of Securities | 4. Conver-    | 5. Owner-     | 6. Nature    |
|    Derivative        |    and Expiration Date |    Underlying Derivative Security |    sion or    |    ship       |    of        |
|    Security          |    (Month/Day/Year)    |    (Instr. 4)                     |    Exercise   |    Form of    |    Indirect  |
|    (Instr. 4)        --------------------------------------------------------------    Price of   |    Derivative |    Bene-     |
|                      | Date      | Expira-    |                      | Amount     |    Derivative |    Security:  |    ficial    |
|                      | Exer-     | tion       |                      | or         |    Security   |    Direct     |    Ownership |
|                      | cisable   | Date       |         Title        | Number     |               |    (D) or     |    (Instr.   |
|                      |           |            |                      | of         |               |    Indirect   |     5)       |
|                      |           |            |                      | Shares     |               |    (I)        |              |
|                      |           |            |                      |            |               |    (Instr. 5) |              |
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|     None             |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
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Explanation of Responses:




                                                                             /s/ Stuart Rothstein                    09/19/02
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See
       Instruction 6 for procedure.

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